UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 5, 2007 (December 12, 2006)

R&G Financial Corporation

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31381	66-0532217
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Jesús T. Piñero Ave.

Hato Rey, San Juan, Puerto Rico 00918

(Address of principal executive offices and zip code)

(787) 758-2424

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers

R&G Financial Corporation (the “Company”) has entered into bonus arrangements with certain of its executives, including José A. Díaz, the President of R-G Premier Bank of Puerto Rico, the Company’s wholly owned Puerto Rico commercial bank subsidiary (“Premier Bank”), Steven Vélez, the President of R&G Mortgage Corporation, the Company’s wholly owned mortgage banking subsidiary, and Víctor M. Irizarry, Executive Vice President and Chief Lending Officer of Premier Bank. The arrangements provide for payments of cash bonuses to each executive upon the occurrence of certain events, and for commitments by the Company to grant stock options for the Company’s common stock in the future.

Under the bonus arrangements, forms of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, each covered executive will be entitled to a cash bonus payment (of $75,000 in the cases of Messrs. Díaz, Vélez and Irizarry) once the Company becomes current in its reporting obligations under the Securities Exchange Act of 1934. The commitments to grant stock options are also dependent upon the Company becoming current in such reporting obligations, and were extended to each of the covered executives (for options for 20,000 shares of the Company’s common stock in the cases of Messrs. Vélez and Irizarry) other than Mr. Díaz, who had previously received such a commitment from the Company in connection with his hiring in March 2006. The stock option commitments provide for an incremental vesting period over three years from the date of issuance, subject to certain exceptions, and for an exercise price related to the market value of the Company’s common stock immediately prior to the date of issuance. The change of control bonus arrangements entitle each of the executives to a payment upon a change of control of the Company on or prior to December 31, 2008, contingent upon the executive’s continued employment with the Company. In the cases of Messrs. Díaz, Vélez and Irizarry and certain other senior executives, the bonus payable upon such a change of control is $500,000; the remainder of the covered executives would be entitled to a bonus equivalent to the executive’s base salary plus most recent performance bonus.

Item 8.01	Other Events.

The Company has received notice of non-objection from the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation and the Commissioner of Financial Institutions for the Commonwealth of Puerto Rico (collectively, its “Regulators”) to engage in two transactions with FirstBank, a wholly-owned bank subsidiary of First Bancorp, Inc. These transactions will restructure the terms of certain prior mortgage loan sale transactions involving R-G Premier Bank (“R-G Premier”), R-G Mortgage Corporation (“R-G Mortgage”) and R-G Crown Bank (“R-G Crown”), all subsidiaries of the Company that have now been recharacterized for accounting purposes as secured borrowings.

The first transaction relates to various mortgage purchase transactions that occurred between June 2000 and March 2005, in which FirstBank purchased from R-G Mortgage, R-G Premier and R-G Crown aggregate pools of approximately $325.2 million of residential mortgage loans, as of December 31, 2006, which were originated by both R-G Premier and R-G Mortgage. These transactions were initially accounted for as sales of mortgage loans to FirstBank, but have all subsequently been recharacterized for accounting purposes as commercial loans secured by the respective mortgage loans.

Loans originated by R-G Premier will now be returned to R-G Premier through the execution of a Mortgage Payment Agreement with FirstBank and a cash payment for the unpaid principal balance of the secured borrowings. The unpaid principal balance of the secured borrowing of R-G Premier is $52.9 million as of December 31, 2006. The transfers of loans originated by R-G Mortgage will be re-documented as a secured borrowing from FirstBank to R-G Mortgage. The unpaid principal balance of the secured borrowing of R-G Mortgage is $272.3 million as of December 31, 2006. It is the intention of the Company that the mortgage loans originated by R-G Mortgage be securitized or sold to private investors and sufficient consideration would be remitted to FirstBank to extinguish the debt.

The second transaction with FirstBank involves approximately $189 million of securities collateralized by loans that were originally sold through five grantor trusts established by R-G Crown to R-G Premier’s International Bank Division, which then sold the securities to the International Bank Division of FirstBank. FirstBank will retain these securities and the various agreements that were executed by the parties in connection with the original transactions will be amended to delete or modify any condition that would preclude sale accounting treatment for both parties on an ongoing basis.

The Company expects to complete the transactions with FirstBank within one month of the date hereof.

Item 9.01	Financial Statements And Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not Applicable.

(d)	Exhibits.

10.01	Form of retention bonus agreement.

10.02	Form of letter regarding stock options.

10.03	Form of change of control bonus agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION

Date: February 5, 2007

	By:	/s/ Andres I. Perez
Andres I. Perez
Chief Financial Officer